Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2004 Share Option Scheme and 2000 Executive Share Option Scheme of Spark Networks plc of our report dated March 7, 2005, with respect to the consolidated financial statements of Spark Networks plc included in its Registration Statement on Form 10, for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
November 17, 2005